Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI Reports Second-Quarter 2019 Financial Results

OAKS, Pa., July 24, 2019 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the second-quarter 2019. Diluted earnings per share were $0.82 in second-quarter 2019 compared to $0.75 in second-quarter 2018.
In addition, on July 23, 2019, SEI's Board of Directors approved an increase in its stock repurchase program by an additional $250 million, increasing the available authorization under the program to approximately $280 million.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2019	2018	%	2019	2018	%

Revenues	$409,586	$404,830	1%	$810,406	$810,428	—%
Net income	126,540	121,677	4%	240,521	261,515	(8)%
Diluted earnings per share	$0.82	$0.75	9%	$1.54	$1.61	(4)%
“Our second-quarter results reflect improved capital markets, the implementation of new clients and the delivery of services to existing clients. We are efficiently managing the business while making the necessary investments to expand our opportunities and strengthen the platforms we bring to our target markets,” said Alfred P. West, Jr., SEI Chairman and CEO.
“We continue to face up to the challenges presented by the ever-changing markets, while innovating to take advantage of today’s opportunities and those we anticipate in the future. Our platforms are built to help our clients achieve lasting success. This key focus will foster the company’s growth and increased shareholder value over the long term."

Summary of Second-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2019	2018	%	2019	2018	%
Private Banks:
Revenues	$116,092	$121,126	(4)%	$234,351	$243,290	(4)%
Expenses	107,790	114,842	(6)%	218,752	227,044	(4)%
Operating Profit	8,302	6,284	32%	15,599	16,246	(4)%
Operating Margin	7%	5%		7%	7%

Investment Advisors:
Revenues	100,122	99,890	—%	194,883	199,082	(2)%
Expenses	50,558	53,052	(5)%	103,060	105,505	(2)%
Operating Profit	49,564	46,838	6%	91,823	93,577	(2)%
Operating Margin	50%	47%		47%	47%

Institutional Investors:
Revenues	81,109	83,434	(3)%	161,222	168,925	(5)%
Expenses	39,361	40,871	(4)%	78,115	82,120	(5)%
Operating Profit	41,748	42,563	(2)%	83,107	86,805	(4)%
Operating Margin	51%	51%		52%	51%

Investment Managers:
Revenues	109,202	97,566	12%	213,851	194,421	10%
Expenses	68,371	63,321	8%	137,437	126,659	9%
Operating Profit	40,831	34,245	19%	76,414	67,762	13%
Operating Margin	37%	35%		36%	35%

Investments in New Businesses:
Revenues	3,061	2,814	9%	6,099	4,710	29%
Expenses	6,797	5,940	14%	12,737	11,038	15%
Operating Loss	(3,736)	(3,126)	NM	(6,638)	(6,328)	NM

Totals:
Revenues	$409,586	$404,830	1%	$810,406	$810,428	—%
Expenses	272,877	278,026	(2)%	550,101	552,366	—%
Corporate overhead expenses	16,573	16,514	—%	36,608	31,456	16%
Income from operations	$120,136	$110,290	9%	$223,697	$226,606	(1)%

Second-Quarter Business Highlights:

•	Revenues from Asset management, administration, and distribution fees increased primarily from higher assets under administration in our Investment Managers segment.

•
Our average assets under administration increased $78.3 billion, or 14 percent, to $623.6 billion in the second-quarter 2019, as compared to $545.3 billion during the second-quarter 2018 (see attached Average Asset Balances schedules for further details).

•
Our average assets under management, excluding LSV, increased $1.6 billion, or one percent, to $228.6 billion in the second-quarter 2019, as compared to $227.0 billion during the second-quarter 2018 (see attached Average Asset Balances schedules for further details).

•	Information processing and software servicing fees in our Private Banks segment decreased by $3.4 million due to decreased non-recurring fees and previously announced client losses.

•	Our Subadvisory, distribution and other asset management costs increased in second-quarter 2019, primarily from higher assets under management.

•
Sales events, net of client losses, during second-quarter 2019 totaled approximately $12.7 million and are expected to generate net annualized recurring revenues of approximately $10.8 million when contract values are fully realized.

•
Our earnings from LSV decreased by $3.2 million, or eight percent, to $37.8 million in second-quarter 2019 as compared to $41.1 million in second-quarter 2018. The decrease in earnings was primarily due to a decline in assets under management from market depreciation, as well as reduced performance fees earned by LSV and negative cash flows.

•
Our operating expenses during the second-quarter 2019 decreased primarily due to cost containment measures implemented in late 2018 and early 2019. These measures mainly impacted personnel compensation and consulting costs.

•	Total expenses during the second-quarter 2019 in our Investment Advisors segment included approximately $400 thousand of fixed costs associated with TRUST 3000®.

•
We capitalized $9.0 million of software development costs in second-quarter 2019 for continued enhancements to the SEI Wealth PlatformSM (SWP). Amortization expense related to SWP was $10.5 million in second-quarter 2019.

•
Our effective tax rates were 22.1 percent in second-quarter 2019 and 21.1 percent in second-quarter 2018. The increase in our effective tax rate was primarily due to reduced tax benefits from a lower volume of stock option exercise activity during the quarter as compared to the prior year period.

•	We repurchased 1.8 million shares of our common stock for $97.0 million during the second-quarter 2019.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern Time on July 24, 2019. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 469877.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth.
As of June 30, 2019, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $970 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $335 billion in assets under management and $630 billion in client assets under administration. For more information, visit seic.com.

This release contains forward-looking statements within the meaning of the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by the words ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘believe,’’ and ‘‘continue’’ or ‘‘appear.” Our forward-looking statements include discussions about future operations, strategies and financial results, including our expectations as to revenue that we believe will be generated by sales events that occurred during the quarter, the degree to which we are able to take advantage of current and anticipated market opportunities, the degree to which the manner in which we will seek to invest will create opportunities for growth and value, and whether our current initiatives will create growth and shareholder value. You should not place undue reliance on our forward-looking statements as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the Securities and Exchange Commission and available on our website at https://www.seic.com/investor-relations and on the Securities and Exchange Commission’s website (www.sec.gov). There may be additional risks that we do not presently know or that we currently believe are immaterial which could also cause actual results to differ from those contained in our forward-looking statements. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Asset management, admin. and distribution fees	$324,925	$316,508	$638,869	$632,717
Information processing and software servicing fees	84,661	88,322	171,537	177,711

Total revenues	409,586	404,830	810,406	810,428

Subadvisory, distribution and other asset mgmt. costs	46,177	45,209	89,982	90,414
Software royalties and other information processing costs	7,393	7,977	15,521	16,695
Compensation, benefits and other personnel	125,999	127,375	256,334	251,652
Stock-based compensation	5,064	5,323	10,102	10,518
Consulting, outsourcing and professional fees	45,330	50,441	95,536	99,148
Data processing and computer related	22,184	21,133	43,176	41,724
Facilities, supplies and other costs	17,100	17,783	35,845	35,396
Amortization	12,781	12,161	25,460	24,015
Depreciation	7,422	7,138	14,753	14,260

Total expenses	289,450	294,540	586,709	583,822

Income from operations	120,136	110,290	223,697	226,606

Net gain (loss) on investments	231	(139)	1,510	(549)
Interest and dividend income	4,313	3,162	8,570	5,664
Interest expense	(166)	(132)	(323)	(389)
Equity in earnings of unconsolidated affiliate	37,832	41,073	75,149	81,680

Income before income taxes	162,346	154,254	308,603	313,012

Income taxes	35,806	32,577	68,082	51,497

Net income	$126,540	$121,677	$240,521	$261,515

Basic earnings per common share	$0.83	$0.77	$1.58	$1.66

Shares used to calculate basic earnings per share	151,863	157,542	152,587	157,488

Diluted earnings per common share	$0.82	$0.75	$1.54	$1.61

Shares used to calculate diluted earnings per share	155,165	162,225	155,853	162,825

Dividends declared per common share	$0.33	$0.30	$0.33	$0.30

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$682,266	$754,525
Restricted cash	3,520	3,514
Receivables from investment products	52,407	49,869
Receivables, net of allowance for doubtful accounts of $1,101 and $718	335,144	315,336
Securities owned	32,289	30,892
Other current assets	31,915	36,676
Total Current Assets	1,137,541	1,190,812

Property and Equipment, net of accumulated depreciation of $352,293 and $338,206	150,045	145,863
Operating Lease Right-of-Use Assets	42,940	—
Capitalized Software, net of accumulated amortization of $418,675 and $395,171	305,184	309,500
Investments Available for Sale	106,671	111,901
Investments in Affiliated Funds, at fair value	5,434	4,887
Investment in Unconsolidated Affiliate	50,203	52,342
Goodwill	64,489	64,489
Intangible Assets, net of accumulated amortization of $6,932 and $5,090	29,828	31,670
Deferred Contract Costs	25,132	24,007
Deferred Income Taxes	1,571	2,042
Other Assets, net	33,761	34,155
Total Assets	$1,952,799	$1,971,668

Liabilities and Equity
Current Liabilities:
Accounts payable	$5,494	$10,920
Accrued liabilities	178,473	279,634
Short-term operating lease liabilities	8,259	—
Deferred revenue	4,705	5,154
Total Current Liabilities	196,931	295,708

Long-term Taxes Payable	803	803
Deferred Income Taxes	55,793	57,795
Long-term Operating Lease Liabilities	39,427	—
Other Long-term Liabilities	25,344	24,215
Total Liabilities	318,298	378,521

Shareholders' Equity:
Common stock, $0.01 par value, 750,000 shares authorized; 150,955 and 153,634 shares issued and outstanding	1,509	1,536
Capital in excess of par value	1,122,068	1,106,641
Retained earnings	541,664	517,970
Accumulated other comprehensive loss, net	(30,740)	(33,000)
Total Shareholders' Equity	1,634,501	1,593,147
Total Liabilities and Shareholders' Equity	$1,952,799	$1,971,668

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Jun. 30,	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,
	2018	2018	2018	2019	2019
Private Banks:
Equity and fixed-income programs	$22,448	$22,739	$20,453	$22,369	$22,563
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,471	3,142	3,633	3,753	3,322
Total assets under management	$25,923	$25,885	$24,090	$26,126	$25,889
Client assets under administration	22,435	23,394	20,226	22,886	23,387
Total assets	$48,358	$49,279	$44,316	$49,012	$49,276

Investment Advisors:
Equity and fixed-income programs	$62,227	$63,958	$55,395	$61,277	$64,591
Collective trust fund programs	5	5	7	5	6
Liquidity funds	3,101	3,182	5,948	4,362	2,618
Total assets under management	$65,333	$67,145	$61,350	$65,644	$67,215

Institutional Investors:
Equity and fixed-income programs	$83,687	$85,248	$78,765	$82,578	$82,335
Collective trust fund programs	73	74	79	79	78
Liquidity funds	2,594	2,544	2,234	2,529	2,173
Total assets under management	$86,354	$87,866	$81,078	$85,186	$84,586
Client assets under advisement	4,544	4,131	3,359	3,694	3,598
Total assets	$90,898	$91,997	$84,437	$88,880	$88,184

Investment Managers:
Equity and fixed-income programs	$95	$99	$89	$—	$—
Collective trust fund programs	45,213	46,934	42,804	49,232	51,838
Liquidity funds	496	580	336	704	472
Total assets under management	$45,804	$47,613	$43,229	$49,936	$52,310
Client assets under administration (A)	522,700	552,411	552,318	585,997	607,086
Total assets	$568,504	$600,024	$595,547	$635,933	$659,396

Investments in New Businesses:
Equity and fixed-income programs	$1,120	$1,179	$1,257	$1,466	$1,566
Liquidity funds	106	162	189	218	141
Total assets under management	$1,226	$1,341	$1,446	$1,684	$1,707
Client assets under advisement	807	730	687	729	887
Total assets	$2,033	$2,071	$2,133	$2,413	$2,594

LSV Asset Management:
Equity and fixed-income programs (B)	$106,505	$109,363	$96,114	$103,163	$103,575

Total:
Equity and fixed-income programs (C)	$276,082	$282,586	$252,073	$270,853	$274,630
Collective trust fund programs	45,295	47,017	42,894	49,320	51,926
Liquidity funds	9,768	9,610	12,340	11,566	8,726
Total assets under management	$331,145	$339,213	$307,307	$331,739	$335,282
Client assets under advisement	5,351	4,861	4,046	4,423	4,485
Client assets under administration (D)	545,135	575,805	572,544	608,883	630,473
Total assets	$881,631	$919,879	$883,897	$945,045	$970,240

(A)	Client assets under administration in the Investment Managers segment include $57.1 billion of assets that are at fee levels below our normal full-service assets (as of June 30, 2019).

(B)	Equity and fixed-income programs include $2.8 billion of assets managed by LSV in which fees are based on performance only (as of June 30, 2019).

(C)	Equity and fixed-income programs include $5.5 billion of assets invested in various asset allocation funds at June 30, 2019.

(D)	In addition to the numbers presented, SEI also administers an additional $11.6 billion in Funds of Funds assets (as of
June 30, 2019) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.
	2018	2018	2018	2019	2019
Private Banks:
Equity and fixed-income programs	$22,870	$22,516	$21,383	$21,831	$22,088
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,516	3,376	3,265	3,706	3,388
Total assets under management	$26,390	$25,896	$24,652	$25,541	$25,480
Client assets under administration	22,605	23,175	21,608	22,098	23,124
Total assets	$48,995	$49,071	$46,260	$47,639	$48,604

Investment Advisors:
Equity and fixed-income programs	$62,890	$63,399	$59,954	$58,732	$62,419
Collective trust fund programs	5	5	4	5	6
Liquidity funds	2,429	2,958	3,452	5,298	3,465
Total assets under management	$65,324	$66,362	$63,410	$64,035	$65,890

Institutional Investors:
Equity and fixed-income programs	$85,045	$84,885	$81,833	$81,725	$82,597
Collective trust fund programs	72	74	75	79	78
Liquidity funds	2,621	2,469	2,449	2,375	2,342
Total assets under management	$87,738	$87,428	$84,357	$84,179	$85,017
Client assets under advisement	4,301	4,263	3,566	3,494	3,641
Total assets	$92,039	$91,691	$87,923	$87,673	$88,658

Investment Managers:
Equity and fixed-income programs	$109	$95	$96	$—	$—
Collective trust fund programs	45,646	45,856	44,009	47,322	50,108
Liquidity funds	649	555	480	559	497
Total assets under management	$46,404	$46,506	$44,585	$47,881	$50,605
Client assets under administration (A)	522,679	541,063	561,043	572,065	600,509
Total assets	$569,083	$587,569	$605,628	$619,946	$651,114

Investments in New Businesses:
Equity and fixed-income programs	$1,090	$1,148	$1,198	$1,394	$1,436
Liquidity funds	95	146	179	202	178
Total assets under management	$1,185	$1,294	$1,377	$1,596	$1,614
Client assets under advisement	813	777	958	708	917
Total assets	$1,998	$2,071	$2,335	$2,304	$2,531

LSV Asset Management:
Equity and fixed-income programs (B)	$108,380	$109,527	$99,791	$104,517	$102,919

Total:
Equity and fixed-income programs (C)	$280,384	$281,570	$264,255	$268,199	$271,459
Collective trust fund programs	45,727	45,939	44,092	47,410	50,196
Liquidity funds	9,310	9,504	9,825	12,140	9,870
Total assets under management	$335,421	$337,013	$318,172	$327,749	$331,525
Client assets under advisement	5,114	5,040	4,524	4,202	4,558
Client assets under administration (D)	545,284	564,238	582,651	594,163	623,633
Total assets	$885,819	$906,291	$905,347	$926,114	$959,716

(A)	Average client assets under administration in the Investment Managers segment during second-quarter 2019 include $56.7 billion that are at fee levels below our normal full-service assets.

(B)	Equity and fixed-income programs include $2.8 billion of average assets managed by LSV in which fees are based on performance only during second-quarter 2019.

(C)	Equity and fixed-income programs include $5.6 billion of average assets invested in various asset allocation funds during second-quarter 2019.

(D)
In addition to the numbers presented, SEI also administers an additional $11.5 billion of average assets in Funds of Funds assets during second-quarter 2019 on which SEI does not earn an administration fee.